Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INNVENTURE, INC.

Innventure Inc., (f/k/a Learn SPAC HoldCo, Inc.), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A.         The name of the corporation is Innventure, Inc. (the “Corporation”). The Corporation was originally incorporated under the name Learn SPAC HoldCo, Inc. The Corporation’s original certificate of incorporation was filed with the office of the Secretary of State of the State of Delaware on October 9, 2023.

B.          This amended and restated certificate of incorporation (this “Certificate of Incorporation”) was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended and supplemented (the “DGCL”), restates and amends the provisions of the Corporation’s certificate of incorporation and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

C.           The text of the certificate of incorporation of this Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the Corporation is Innventure, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Dr., Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Without limiting the generality of the foregoing, those activities include: (i) investing in securities of Innventure LLC, a Delaware limited liability company, or any successor entities thereto (“Innventure”), and any of its subsidiaries; (ii) exercising all rights, powers, privileges and other incidents of ownership or possession with respect to the Corporation’s assets, including managing, holding, selling and disposing of such assets; and (iii) engaging in any other activities incidental or ancillary thereto.

ARTICLE IV

Section 4.1        Authorized Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is 275,000,000 shares, consisting of 250,000,000 shares of common stock, with a par value of $0.0001 per share (the “Common Stock”), and 25,000,000 shares of preferred stock, with a par value of $0.0001 per share (the “Preferred Stock”).

Section 4.2         Number of Authorized Shares. The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of all of the outstanding shares of capital stock of the Corporation entitled to vote on such increase or decrease, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a separate vote of holders of the Common Stock or Preferred Stock is required pursuant to the terms of any Preferred Stock Designation (as defined below). Notwithstanding the immediately preceding sentence, the number of authorized shares of the Common Stock may not be decreased below the number of shares of Common Stock then outstanding plus the number of shares of Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Common Stock.

Section 4.3         Preferred Stock. Subject to any limitations prescribed by law, the board of directors of the Corporation (the “Board of Directors”) is authorized to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in one or more series, including “blank check” preferred stock. The issuance of Preferred Stock as set forth in the preceding sentence shall be accomplished by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate shall be referred to as a “Preferred Stock Designation”), to: (i) establish from time to time the number of shares to be included in each such series; and (ii) fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such preferred shares. Without limitation, those rights, designations and preferences shall include the authority to fix the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, restrictions on the issuance of shares of such series, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of Preferred Stock, or any of them and to increase or decrease the number of shares of any series so created (except where otherwise provided in the Preferred Stock Designation), subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the authorized number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series (except where otherwise provided in the Preferred Stock Designation). There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof. The several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a duly authorized committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock.

Section 4.4          Common Stock. The powers, preferences and rights of the Common Stock and the qualifications, limitations or restrictions thereof are as follows:

(a)         Voting Rights. Except as otherwise required by law: Each share of Common Stock shall entitle the record holder as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Common Stock. The holders of shares of Common Stock shall not have cumulative voting rights. Except as otherwise required by law or this Certificate of Incorporation, and subject to the rights of the holders of shares of Preferred Stock, if any, at any annual or special meeting of the stockholders of the Corporation, the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders; provided, however, that, except as otherwise required by law, holders of shares of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereof, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL. Except as otherwise required by law or this Certificate of Incorporation, the holders of shares of Common Stock shall vote together as a single class with such holders of Preferred Stock if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock.

(b)         Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Common Stock with respect to the payment of dividends (and other distributions of cash, stock or property), such holders of Common Stock shall be entitled to the payment of dividends (and other distributions of cash, stock or property) ratably in proportion to the number of shares held by each such stockholder when, as and if declared by the Board of Directors in its discretion from time to time in accordance with applicable law.

(c)       Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Common Stock in proportion to the number of shares held by each such stockholder.

(d)       Transfers. Subject to applicable law and any transfer restrictions set forth in the By-laws of the Corporation, as may be amended from time to time (the “By-laws”), or this Certificate of Incorporation, shares of Common Stock and the rights and obligations associated therewith shall be fully transferable.

Section 4.5         Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares or other securities at least as many shares of Common Stock or other securities equal to: (i) the number of shares of Common Stock issuable upon the conversion of the then-outstanding shares of convertible preferred stock of the Corporation, if any.

Section 4.6          Lock-Up.

(a)       Subject to Section 4.6(b), the holders (the “Lock-up Holders”) of Common Stock (the “Lock-up Shares”) issued as consideration (including any Earnout Shares, as defined in the Business Combination Agreement (as defined below)) to former holders of membership interests, warrants or other equity interests of Innventure LLC, a Delaware limited liability company (“Innventure”), may not Transfer any Lock-up Shares until the end of the period beginning on the date of the closing of the Transactions (as defined below) and ending on the date of the opening of the first trading window at least 180 days after the closing date of the Transactions (the “Lock-up Period”). As used in this Certificate of Incorporation, (i) “Business Combination Agreement” means the Business Combination Agreement, dated as of October 24, 2023, by and among Learn CW Investment Corporation, a Cayman Islands exempted company (the “SPAC”), Innventure, the Corporation, LCW Merger Sub, Inc., a Delaware corporation, Innventure Merger Sub, LLC, a Delaware limited liability and (ii) “Transactions” means the transactions contemplated by the Business Combination Agreement.

(b)        Notwithstanding the provisions set forth in Section 4.6(a), the Lock-up Holders may Transfer the Lock-up Shares during the Lock-up Period (i) in the case of an individual, (A) by gift to any person related to the Lock-up Holder by blood, marriage, or domestic relationship (“immediate family”), a charitable organization or a trust or other entity formed for estate planning purposes for the benefit of an immediate family member, (B) by will, intestacy or by virtue of laws of descent and distribution upon the death of such individual, or (C) pursuant to a qualified domestic relations order, (ii) in the case of a corporation, limited liability company, partnership, trust or other entity, to any stockholder, member, partner or trust beneficiary as part of a distribution, or to any corporation, partnership or other entity that is an affiliate (as defined in Rule 405 of the Securities Act) of the Lock-up Holder, (iii) in the event of a liquidation, merger, stock or unit exchange or other similar transaction which results in all of the Lock-up Holders having the right to exchange their shares of Common Stock for cash, securities or other property, or (iv) to the Corporation in connection with the “net” or “cashless” exercise of options or other rights to purchase shares of Common Stock held by such Lock-up Holder in satisfaction of any tax withholding or exercise price obligations through cashless surrender or otherwise, provided that any shares of Common Stock issued upon exercise of such option or other rights shall remain subject to the terms of Section 4.6(a); provided, however, that, in the case of clauses (ii) and (iii), such transferees shall enter into a written agreement agreeing to be bound by the transfer restrictions set forth herein in form and substance reasonably satisfactory to the Corporation; and provided, further, with respect to clauses (ii) and (iii), that any such transfer shall not involve a disposition for value.

(c)        Notwithstanding the other provisions set forth in this Section 4.6 or any other provision contained herein, the Corporation may, with the prior written consent of the SPAC given prior to the closing of the Transactions, determine to waive, amend, or repeal the Lock-up obligations set forth in this Section 4.6, whether in whole or in part.

(d)         The Lock-up Shares shall carry appropriate legends indicating the restrictions on Transfer imposed by this Section 4.6, including as required by Section 151(f) of the DGCL in respect to uncertificated stock.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Preferred Stock Designation in respect of one or more series of Preferred Stock) or the By-laws, the adoption, amendment or repeal of the By-laws by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class.

ARTICLE VI

Section 6.1        Management. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 6.2          Ballot. Elections of directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the By-laws shall so provide.

Section 6.3      Number and Terms of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, the number of directors which shall constitute the whole Board of Directors shall not be less than seven (7). Within such limit, the number of members of the entire Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the By-laws.

Section 6.4         Newly Created Directorships and Vacancies. Except as otherwise required by law and the separate rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal from office or other cause shall be filled exclusively by the affirmative vote of a majority of the Directors then in office, even though less than a quorum, or by a sole remaining Director, and not by the stockholders. Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his successor shall be elected and qualified or until such Director’s earlier death, resignation, retirement, disqualification, or removal.

Section 6.5        Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, for as long as this Certificate of Incorporation provides for a classified Board of Directors, any Director, or the entire Board of Directors, may otherwise be removed only for cause by an affirmative vote of at least two-thirds of the total voting power of all the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting duly called for that purpose.

Section 6.6          Classified Board. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the Directors shall be divided into three classes, with each Director then in office to be designated as a Class I Director, a Class II Director or a Class III Director, with each class to be apportioned as nearly equal in number as practicable. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the effectiveness of this Article VI (the “Effective Time”); the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the Effective Time; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the Effective Time. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of stockholders to be held following their election. Each Director in each such class shall hold office until such Director’s successor is duly elected and qualified, subject to such Director’s earlier death, resignation or removal in accordance with this Certificate of Incorporation. The Board of Directors is authorized to assign each Director already in office at the Effective Time, as well as each Director elected or appointed to a newly created directorship due to an increase in the size of the Board of Directors, to Class I, Class II or Class III. However, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Any such additional director of any class elected or appointed to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.

Section 6.7         Notwithstanding any of the other provisions of this Article VI, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Preferred Stock Designation, and such Directors so elected shall not be divided into classes pursuant to this Article VI unless expressly provided by such terms. During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of this Article VI, then upon commencement and for the duration of the period during which such right continues; (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to such provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to such Director’s earlier death, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such series of stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation or removal of such additional directors, shall forthwith terminate, and the total authorized number of Directors of the Corporation shall be reduced accordingly.

ARTICLE VII

Section 7.1         Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation (and may not be taken by consent of the stockholders in lieu of a meeting). In addition to the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Preferred Stock Designation relating to such series of Preferred Stock. To be valid, any such consent or consents shall: (i) be in writing; (ii) set forth the action to be taken; (iii) be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted; and (iv) be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

Section 7.2         Special Meetings. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President. Except as set forth in the preceding sentence, special meetings shall not be called by any other Person.

Section 7.3          Advance Notice. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting (or any supplement to such notice of meeting).

ARTICLE VIII

Notwithstanding any other provision of this Certificate of Incorporation, and in addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote of at least two-thirds of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter, change or repeal any provision contained in this Certificate of Incorporation. Notwithstanding the foregoing, the affirmative vote of at least a majority of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter, change or repeal any provision contained in Articles I, Article II, and Article III of this Certificate of Incorporation.

ARTICLE IX

No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE X

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any Person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE XI

Unless a majority of the Board of Directors, acting on behalf of the Corporation consents in writing to the selection of an alternative forum: (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the Chancery Court in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any Person purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI. This Article XI is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that Person and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Securities Act or Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

ARTICLE XII

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible and without limiting any other provisions of this Certificate of Incorporation (or any other provision of the By-laws or any agreement entered into by the Corporation), the provisions of this Certificate of Incorporation (including, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to, or for the benefit of, the Corporation to the fullest extent permitted by law.

To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) this Certificate of Incorporation, (b) the By-laws and (c) any amendment to this Certificate of Incorporation or the By-laws enacted or adopted in accordance with this Certificate of Incorporation, the By-laws and applicable law.

ARTICLE XIII

Section 13.1       In recognition and anticipation that (i) certain directors, managers, principals, officers, employees and/or other representatives of the Principal Stockholders and their Affiliates may serve as directors, officers or agents of the Corporation, (ii) the Principal Stockholders and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation or a majority owned subsidiary thereof (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XIII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Principal Stockholders, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 13.2     To the fullest extent permitted by law, none of (i) the Principal Stockholders or any of their Affiliates or (ii) any Non-Employee Director (including any Non-

Employee Director who serves as an officer of the Corporation in both such Director’s director and officer capacities) or such Director’s Affiliates (the Persons identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates. To the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 13.3. Subject to Section 13.3 and to the fullest extent permitted by law, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation or any Affiliate of the Corporation.

Section 13.3       The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 13.2 shall not apply to any such corporate opportunity.

Section 13.4     In addition to and notwithstanding the foregoing provisions of this Article XIII, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that: (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake; (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation; or (iii) is one in which the Corporation has no interest or reasonable expectancy.

Section 13.5      Solely for purposes of this Article XIII, “Affiliate” shall mean in respect of any Principal Stockholder, any Person that, directly or indirectly, is controlled by such Principal Stockholder, controls such Principal Stockholder or is under common control with such Principal Stockholder. Affiliate shall include: (a) any principal, member, director, manager, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation); and (b) any funds or vehicles advised by Affiliates of such Principal Stockholder. Solely for purposes of this Article XIII, (x) in respect of a Non-Employee Director, the term “Affiliate” shall include any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation); and (y) in respect of the Corporation, the term “Affiliate” shall include any Person that, directly or indirectly, is controlled by the Corporation.

Section 13.6        To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XIII.

ARTICLE XIV

Section 14.1        Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meaning:

(a)        “Affiliate” (other than for purposes of Article XIII) means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person, whether through one or more intermediaries or otherwise.

(b)        “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. A Person who is the owner of ten percent (10%) or more of the outstanding voting power of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(c)        “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(d)       “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a Person that individually or with or through any of its Affiliates:

(i)          beneficially owns such stock, directly or indirectly; or

(ii)        has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise. Notwithstanding the foregoing, a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding. Notwithstanding the foregoing, a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more Persons; or

(iii)      has any agreement, arrangement or understanding, for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing such stock, with any other Person that beneficially owns, or whose Affiliates beneficially own, directly or indirectly, such stock.

(e)         “Person” means any individual, corporation, company, partnership, limited liability company, unincorporated association or other entity or organization.

(f)        “Principal Stockholder” means any stockholder who owns or has the right, directly or indirectly, through any contract, arrangement understanding relationship or otherwise, to vote 10% or more of the shares of capital stock of the Corporation.

(g)         “Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(h)         “stock” with respect to any corporation means, capital stock and, with respect to any other entity, any equity interest.

(i)        “Transfer” means the (i) sale or assignment of, offer to sell, contract or agreement to sell, gift, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in the foregoing clause (i) or (ii).

(j)         “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this 2nd day of October, 2024.

/s/ Robert Hutter
By:	Robert Hutter
Its:	President

[Signature page to Amended and Restated Certificate of Incorporation of Innventure, Inc.]